                             SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
                the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

__________________________ANALOGIC CORPORATION__________________
(Name of Registrant as Specified in its Charter)
_____________________________________________________________

(Name of Person(s) Filing Proxy Statement) Payment of Filing Fee
(Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to exchange Act Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)  Title of each class of securities to which transaction applies:
    ________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
    ________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
    ________________________________________________________________
4)  Proposed maximum aggregate value of transaction:
    ________________________________________________________________

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1)  Amount Previously Paid:____________________________________________
2)  Form, Schedule or Registration Statement No.:
    ___________________________________________________________________
3)  Filing Party:______________________________________________________
4)  Date filed:________________________________________________________

[COMPANY LOGO]
Analogic Corporation

Notice of Annual Meeting of Stockholders of
Analogic Corporation to be Held January 20, 1995


    The Annual Meeting of Stockholders of Analogic Corporation (the "Company") will be held at the Company's headquarters located at 8 Centennial Drive, Peabody, Massachusetts, (Centennial Industrial Park) on Friday, January 20, 1995 at 11:00 o'clock in the morning for the following purposes:

(1) To determine the number of Directors for the ensuing year and to elect three Class III directors for a three-year term, to hold office until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified.

(2) To consider and act upon the matter of ratifying the selection by the Board of Directors of Coopers & Lybrand L.L.P. as auditors of the Company for the current fiscal year.



(3) To act upon any and all matters incidental to any of the foregoing and transact such other business as may legally come before the Meeting or any adjourned session or sessions thereof.




    The Board of Directors has fixed the close of business on November 23, 1994, as the record date for determining the stockholders having the right to notice of and to vote at the meeting.





                                                  Julian Soshnick
                                                       Clerk





December 1, 1994




____________________________________________________________________________
IF YOU ARE ENTITLED TO VOTE AT THE MEETING, KINDLY EXECUTE AND
MAIL THE ENCLOSED PROXY

Analogic Corporation
8 Centennial Drive
Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held on January 20, 1995


    This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Analogic Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on January 20, 1995 (the "Meeting"), and is being mailed, together with the form of proxy solicited, to each stockholder of the Company on or about December 1, 1994.

    The enclosed proxy, if executed and returned, will be voted by the Proxy Holders as directed on the proxy and, in the absence of such direction, to fix the number of directors for the ensuing year at eight and for the election of the nominees as directors, for the ratification of the selection of Coopers & Lybrand L.L.P. as auditors for the current fiscal year, and in accordance with their best judgment if any other matter shall properly come before the Meeting.

    Any stockholder giving a proxy in the accompanying form (the "Proxy") retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including giving written notice of revocation to the Company at the above address or to its transfer agent, or the execution and delivery to the Company or its transfer agent of a subsequent proxy. Attendance of the stockholder at the Meeting in person, will not, however, be deemed to revoke the Proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the clerk at the Meeting.


Stock and Stock Ownership

    The holders of record of shares of Common Stock, $.05 par value, at the close of business on November 23, 1994, may vote at the Meeting. On November 23, 1994, there were issued and outstanding 12,345,637 shares of Common Stock of the Company (not including 1,259,968 shares held in treasury). Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Meeting.

    The following table sets forth information as to all persons (including any "group", as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to have owned beneficially 5% or more of its Common Stock as of November 23, 1994, based upon information received from or on behalf of the persons named. Unless noted, otherwise, the beneficial owners listed have sole voting and investment power with respect to the shares listed.

                                  Amount and Nature of         Percent
Name and Address                  Beneficial Ownership         of Class

Bernard M. Gordon Charitable
   Remainder Unitrust
    Bernard M. Gordon
    Julian Soshnick
    Gerald P. Bonder, Trustees
        8 Centennial Drive
        Peabody, MA 01960                4,720,192 (1)(2)        38.2%

FMR Corporation
82 Devonshire Street
Boston, MA  02109                        1,423,900               11.5%

Private Capital Management Inc.
3003 Ninth Street
Naples, FL  33940                          653,200                 5.3%


(1) Exclusive of 6,000 shares owned by Mr. Gordon's wife, as to which he disclaims any beneficial interest.

(2) Mr. Gordon serves as Trustee of the Bernard Gordon Charitable Remainder Unitrust (the "Trust") along with Julian Soshnick and
      Gerald P. Bonder. The three Trustees, acting by a majority, have full power to vote or dispose of the shares held by the Trust. Upon the death of Mr. Gordon, all of the assets of the Trust, in general, will be distributed to The Gordon Foundation, a Section 501(c)(3) trust formed by Mr. Gordon with its principal office located at 8 Centennial Drive, Peabody, Massachusetts.

PROPOSAL I
ELECTION OF DIRECTORS

    The Company's Restated Articles of Organization and By-Laws, as amended, provide for the division of the Board of Directors into three classes, each having a three-year term of office following the initial classification.
The term of one class expires each year. The terms of three directors, Bernard M. Gordon, John A. Tarello and Gerald L. Wilson, will expire at the Meeting. Bernard M. Gordon, John A. Tarello and Gerald L. Wilson have been nominated for election as the Class III directors, to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

    It is the intention of the persons named as Proxy Holders to fix the number of directors for the ensuing year at eight and to vote for the election of the nominees as Class III directors. In the event that the nominees should be unable to serve, discretionary authority is reserved for the named Proxy Holders to vote for a substitute, or to reduce the number of directors to be elected, or both. Management has no reason to believe that the said nominees will be unwilling or unable to serve if elected.

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by each director and nominee for director of the Company and all directors, nominees for directors and officers of the Company as a group. The table also sets forth certain additional information with respect to each director and nominee for director of the Company, including the year in which the term of office of each director and nominee for director (if elected) expires.

Nominee for Class III director is indicated by two asterisks.

                                                                        Amount and Nature of
                                                                        Beneficial Ownership of
                                                                         the Company's Common
                                     Principal Occupation     Director       Stock as of
Name                         Age      or Employment            Since      October 28, 1994
If elected, term expires in
1998:
Bernard M. Gordon **          67     Chairman of the               1969    4,720,192 (4)(6)
                                     Board and President
                                     of the Company

John A. Tarello **            63     Senior Vice President         1979       37,500 * (5)(7)
                                     and Treasurer of the
                                     Company

Gerald L. Wilson **(2)(3)     55     Former Dean, School           1980        2,000 * (7)
                                     of Engineering and
                                     Professor, Massachusetts
                                     Institute of Technology

Term expires in 1997:
Bruce R. Rusch                51     Vice President of             1993       45,000 * (5)
                                     the Company

Bruce W. Steinhauer(2)(3)     59     Chief Executive               1993           0 *
                                     Office, Lahey Clinic,
                                     Burlington, Massachusetts

Term expires in 1996:
M. Ross Brown                 60     Vice President of the         1984       42,500 * (5)
                                     Company

Edward F. Voboril(2)(3)       51     President and CEO of          1990        5,000 * (7)
                                     Greatbatch Ltd.
                                     Clarence, NY
Beneficial Ownership of Shares
by All Directors and Executive
Officers as a Group (8 persons)                                            4,923,692 (4)(5)(7)

* Represents less than 1% ownership

(1) The amounts shown are based upon information furnished by the individual directors and officers. Unless otherwise noted the beneficial owners have sole voting and investment power with respect to the shares listed.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.
(4) Mr. Gordon serves as Trustee of the Bernard Gordon Charitable
    Remainder Unitrust (the "Trust") along with Julian Soshnick and Gerald
    P. Bonder. The three Trustees, acting by a majority, have full power to vote or dispose of the shares held by the Trust. Upon the death of Mr. Gordon, all the assets of the Trust, in general, will be distributed to the Gordon Foundation, a Section 501(c)(3) trust formed by Mr. Gordon with its principal office located at 8 Centennial Drive, Peabody, Massachusetts.
(5) These amounts include certain shares issued under the Company's Key Employee Stock Bonus Plan which are subject to forfeiture under certain circumstances (see the section of this proxy statement entitled Executive Compensation).
(6) Exclusive of 6,000 shares owned by Mrs. Gordon, in which Mr. Gordon disclaims all beneficial interest.
(7) These amounts include certain shares deemed beneficially owned under Exchange Act Rule 13d-3(d)(1).

    Bernard M. Gordon has been the Chairman of the Board of Directors of the Company since 1969 and President since 1980.

    John A. Tarello was the Company's Controller from May 1970 through July 1982, a Vice President of the Company from 1971 to 1980, and has been Senior Vice President since 1980, and Treasurer since 1985. He is also a director of Spire Corporation.

    Dr. Gerald L. Wilson is the former Dean of the School of Engineering at Massachusetts Institute of Technology and the Vannevar Bush Professor of Engineering at the Massachusetts Institute of Technology. Dr. Wilson has served on MIT's faculty since 1965, and currently serves as a professor of Electrical and Mechanical Engineering. He is a director of Commonwealth Energy Systems. He also served as Vice President of Technology and Manufacturing for Carrier Corporation during 1991 and 1992.

    Bruce R. Rusch was appointed a Vice President of the Company in January 1993. Mr. Rusch has been President of SKY Computers, Inc. since 1987. SKY Computers, Inc. was acquired by Analogic effective April 1, 1992.

    Dr. Bruce W. Steinhauer has been Chief Executive Officer of the Lahey Clinic in Burlington, Massachusetts, since early 1992. Prior to that he was Senior Vice President for Medical Affairs and Chairman of the Board of Governors for the Medical Group Practice of the Henry Ford Hospital from 1988 to 1992.

    M. Ross Brown joined the Company in August 1984 and is responsible for managing its manufacturing operations. He was elected a Vice President in October 1984. Before joining the Company, Mr. Brown was with CBS Musical Instrument Division for more than fifteen years where he most recently served as Division Vice President.

    Mr. Voboril is President and CEO of Wilson Greatbatch Ltd. of Clarence, New York. For three years ending in 1989, he was a Vice President of PPG Industries. Prior to that, he was a Vice President of Honeywell, Inc., and General Manager of its medical electronics business.

    By reason of Mr. Gordon's beneficial ownership of Common Stock set forth above, he may be deemed to control the Company. In addition, in their capacity as trustees of the Bernard M. Gordon Charitable Remainder Unitust, Mr. Gordon, along with Mr. Soshnick and Mr. Bonder, may be deemed to control the Company.

    The Board of Directors held four(4) meetings during fiscal 1994.

    The Company has an Audit Committee and a Compensation Committee. Mr. Voboril, Dr. Wilson and Dr. Steinhauer serve on the Audit Committee. Mr. Voboril, Dr. Wilson and Dr. Steinhauer serve on the Compensation Committee, with Bernard M. Gordon serving as an ex officio member of the Compensation Committee. The function of the Audit Committee is to confer with the Company's independent auditors concerning the scope and results of their audit and any recommendations they may have, and to consider such other matters relating to auditing and accounting as the Committee may deem
appropriate.   During the 1994 fiscal year, the Committee met once with
Coopers & Lybrand L.L.P. The function of the Compensation Committee is to make recommendations to the Board of Directors concerning officers' salaries and other compensation matters. The Compensation Committee met once during the 1994 fiscal year to review and approve salaries of the Company's officers for fiscal 1995. The Board does not have a nominating committee.

EXECUTIVE OFFICERS

    The Company has one executive officer who is not a Director.

    Executive officers of the Company are elected annually by the Board of Directors and hold office until their successors are chosen and qualified, subject to early removal by the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Bernard M. Gordon and Mr. Bernard L. Friedman, the Company's
former Vice Chairman of the Board (Mr. Friedman resigned on July 31, 1993), each own 50% interest in a limited partnership (Audubon Realty, Ltd.), which owns the Danvers, Massachusetts facilities leased by the Company for a term to July 31, 2001. These facilities include a 50,000 square foot building completed in 1978; a 40,000 square foot addition to that building, completed in 1982; and an 80,000 square foot building which the Company moved into during 1980. By an Amendment of Lease dated August 2, 1982 effective September 1, 1982 the annual rent on the entire Danvers premises was increased by $176,000 to reflect the addition of the 40,000 square feet to the 50,000 square foot facility. All other terms and conditions of the
underlying lease remain unchanged.   The fixed annual rent on the entire
170,000 square feet was increased from $1,008,000 to $1,042,000 as of March 1, 1992, and shall be adjusted as of March 1 every third year to reflect increases in the cost of living. Both of the facilities are sublet to Siemens Medical Electronics, Inc. for a term of three years initially ending on December 1, 1995, subject to an eighteen-month notice of cancellation, on a triple-net basis.

    Mr. Gordon and Mr. Friedman each own a 50% interest in a limited partnership (Audubon Realty, Ltd.) which owns the facility located at 360 Audubon Road, Wakefield, Massachusetts, which is leased by the Company for a term of approximately 22 years, commencing May 1, 1981. This facility has been utilized by the Company for manufacturing and office space since May 1, 1981. The terms of this lease provide for rental adjustments every three years to reflect increases in the cost of living. There is presently a disagreement between the Company and Mr. Friedman, in his capacity as General partner of Audubon Realty, Ltd., with respect to the amount of rent payable under the terms of this lease. This disagreement has led to legal proceedings as more fully described in Item 3 "Legal Proceedings" of the Company's Form 10-K for the year ended July 31, 1994. The potential amounts at issue, in the opinion of management, will not have a material effect on the Company's business.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth certain compensation information for the
Chief Executive Officer and each of the next four most highly compensated executive officers of the Company during the last fiscal year ("Named
Officers") for services rendered in all capacities for the last three fiscal years.
                                                                               LONG-TERM
                             ANNUAL COMPENSATION                          COMPENSATIONS  AWARDS

                                                                       Restricted
                                                                       Stock         Stock      All other
Name and                                                Total Annual   Awards        Options  Compensation
Principal Position          Year   Salary      Bonuses  Compensation  ($)(B)(A)     # (E)       ($) (F)
Bernard M. Gordon           1994   $300,000    $50,000     $350,000        ----         ----      $4,698
   Chairman and President   1993    285,000     35,000      320,000        ----         ----       3,997
                            1992    285,000     40,000      325,000        ----         ----       3,797

John A. Tarello             1994   $195,000    $35,000     $230,000        ----         ----      $3,842
   Senior Vice President    1993    185,000     30,000      215,000    $595,000(C)    10,000       3,355
   and Treasurer            1992    185,000     35,000      220,000        ----         ----       3,076

M. Ross Brown               1994   $175,000    $30,000     $205,000        ----         ----      $3,316
   Vice President           1993    165,000     25,000      190,000    $446,250       10,000       2,887
                            1992    165,000     30,000      195,000        ----         ----       2,624

Julian Soshnick             1994   $175,000    $30,000     $205,000        ----         ----      $3,345
   Vice President and       1993    165,000     25,000      190,000    $520,625(D)     5,000       2,912
   General Counsel          1992    165,000     20,000      185,000        ----         ----       2,648

Bruce R. Rusch              1994   $159,958    $47,000     $206,958        ----         ----        ----
   Vice President           1993    139,000     20,000      159,000    $635,625         ----        ----
                            1992       ----       ----         ----        ----         ----        ----

_____________________________
(A) Represents stock grants under the Company's Key Employee Stock Bonus Plan dated March 14, 1983, as amended and restated on January 27, 1988, pursuant to which Common Stock of the Company may be granted to key employees to encourage them to exert their best efforts on behalf of the Company. Each recipient of the Common Stock pursuant to the Bonus Plan is required to execute a noncompetition agreement in a form satisfactory to the Company.
The Bonus Plan is administered by a committee appointed by the Board of Directors consisting of the Chairman of the board and three other Directors who are not eligible to participate in the Bonus Plan. Generally, the Common Stock granted pursuant to the Bonus Plan is not transferable for a period of three years from the date of the grant and is subject to a risk of forfeiture in the event that the recipient leaves the employ of the Company during this period for any reason. Generally, during the subsequent four-year period, the transfer restrictions will lapse with respect to 25% of the Common Stock for each year the recipient remains in the employ of the Company. Failure to remain in the Company's employ during all of the subsequent four-year period will result in a forfeiture of shares as to which restrictions on disposition still exist. The Common Stock granted pursuant to the Bonus Plan is held in escrow by the Company until such restrictions on disposition lapse. However, while in escrow, the recipient has the right to vote such shares of Common Stock and to receive any cash dividends thereon. The Board of Directors, acting upon the recommendation of the Stock Bonus Plan committee, may at the time of grant designate a different schedule upon which the transfer restrictions lapse.

(B) As of July 31, 1994, the following table reflects the aggregate stock bonus awards for which transfer restrictions have not yet lapsed:


                     Shares                          Market Value
John A. Tarello      20,000                              $297,000
M. Ross Brown        30,000                               446,250
Julian Soshnick      35,000                               520,625
Bruce R. Rusch       45,000                               635,625


(C) Represents a stock grant of 40,000 shares on March 12, 1993. Transfer restrictions, with respect to 25% of the shares granted, lapsed on May 20, 1993, and 25% lapsed on May 20, 1994. Transfer restrictions with respect to an additional 25% of the shares will lapse on May 20, 1995; and May 20, 1996, respectively.

(D) Represents a stock grant of 35,000 shares on March 12, 1993, Transfer restrictions, with respect to 25% of the shares granted, will lapse on August 17, 1994; August 17, 1995; August 17, 1996; and August 17, 1997,
respectively.

(E) Represents options granted pursuant to the Key Employee Stock Option Plan dated March 14, 1983, as amended and restated January 28, 1987. Details of stock options are more fully explained in the following two tables.

(F) Represents amounts allocated to the Named officers Pursuant to the Company's profit sharing plan under which it may, but is not required to, make contributions to a trust for the purpose of providing retirement benefits to employees.

Stock Option Grants In Last Fiscal Year

There were no stock options awarded to named officers under the Company's Key Employee Stock Option Plans during the last fiscal year.

Stock Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table indicates (i) stock options exercised by the Named Officers during the last fiscal year; (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of July 31, 1994; and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                           Number of                    Value of Unexercised
                 Number of                         Unexercised Options             In-The-Money Options
              Shares Acquired       Value          at Fiscal Year End              At Fiscal Year End(A)(B)
Name            On Exercise       Realized (A)  Exercisable  Unexercisable         Exercisable Unexercisable

Bernard M. Gordon       ----             ----          ----           ----                 ----        ----

John A. Tarello         ----             ----        10,000          5,000               42,500       $5,625

M. Ross Brown           ----             ----          ----         10,000                 ----      $11,250

Julian Soshnick         ----             ----          ----          5,000                 ----       $5,625

Bruce R. Rusch          ----             ----          ----           ----                 ----         ----

(A) The value realized or the unrealized value of in-the-money options at year-end represents the aggregate difference between the market value on the date the exercise, or July 31, 1994, in the case of the unrealized values and the applicable exercise prices.

(B) "In-the-money" options are options whose exercise price was less than the market price of Common Shares at July 31, 1994.

Compensation of Directors

     Each director who is not an employee of the Company is entitled to an annual fee of $8,000 plus a fee of $500 per meeting for each of the first four meetings of the Board or any Board Committee attended by him, together with reimbursement of travel expenses under certain circumstances.

     In February 1988, the Board of Directors adopted and stockholders approved at the January 1989 Annual Meeting of Stockholders, the 1988 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1988 Plan"). Pursuant to the 1988 Plan, options to purchase 50,000 shares of common stock may be granted only to directors of the Company or any subsidiary who are not otherwise employees of the Company or any subsidiary. The exercise price of options granted under the 1988 Plan is the fair market value of the Common Stock on the date of grant. The 1988 Plan provides that each Non-Employee director as of the date on which the Board of Directors adopted the 1988 Plan shall be granted an option to acquire 5,000 shares. Each Non-Employee director who is subsequently elected to the Board of Directors shall be granted an option to acquire 5,000 shares after one year of service.

     Options granted under the 1988 Plan are exercisable for a nine-year period commencing one year after the date of grant.
During that exercise period, subject to the occurrence of certain events, options may be exercised only to the extent of (a) 33 1/3% of the number of shares covered by the option one or more years after the date of grant, (b) 66 2/3% of the number of shares subject to the option two or more years after the date of grant, and (c) 100% of the number of shares subject to the option three or more years after the date of grant.

     The 1988 Plan is administered by members of the Company's Board of Directors.

     Pursuant to the 1988 Plan, the Company granted options to purchase 5,000 shares to Mr. Wilson on February 1, 1988, at an option price of $7.125 per share; to Mr. Voboril on June 21, 1991, at an option price of $10.875; and to Mr. Steinhauer on October 8, 1993, at an option price of $14.75 per share. As of August 30, 1994, Mr. Wilson had exercised 4,000 shares and 1,000 shares remained exercisable; Mr. Voboril was eligible to exercise 5,000 shares; and Mr. Steinhauer's options were not yet exercisable.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE
COMPENSATION

     Analogic Corporation is engaged in the design, manufacture and marketing of advanced precision data conversion and computer-based signal processing instruments and equipment which are used to acquire, condition, translate, compute, interpret, store, transmit, or display critical data in modern industrial, scientific, medical, communications and other system applications.

     Analogic's technology-driven philosophy and strategic growth objectives require an ability to recruit and retain competent executives with substantial qualities in managerial breadth and technical depth. Such retention requires provision of remuneration programs which motivate and reward performance results directly related to enhancement of shareholder value.

     It is the charter of the Compensation Committee to develop, implement and control executive remuneration practices which:

      Align management objectives with shareholder interest,

      Balance short-term (annual) business plans with longer-term strategic goals,

      Link individual and Company performance to executive remuneration, and

      Provide for remunerative practices which are highly motivational to the individual and competitive in the marketplace.

     The Committee determines and approves all recommendations for salary adjustment, cash incentive awards and/or stock incentive awards pertaining to the Chief Executive Officer and other Senior Executives of the Company.

Annual Compensation

     Executive salary ranges and annual incentive award targets are established annually after reviewing comparative data from companies in similar industries, with similar sales volume and performance. The Company's practice is to compensate executives at a competitive level for our industry.

     Each position is placed in a salary range appropriate to the scope of the position, considering both external survey data and internal equity. Annual salary increases and incentive awards are based on overall Company results and achievement of individual objectives during the fiscal year. Measures of Company performance include: Sales growth, profit attainment, product recognition, manufacturing efficiency, product quality, employee morale and employee turnover.

     Individual performance factors are relevant to the area of responsibility for each executive, and include division performance where appropriate.

     Based on the Company's operating and financial results in fiscal 1993, the committee elected to update base salary ranges and adjust individual salaries to maintain competitiveness.

Longer-Term Incentives

     Stock incentives, which include stock options and stock grants, were provided through the following Plans which were previously approved by vote of the shareholders:

      Key Employee Non-Qualified Stock Option Plan amended on January
      28, 1987.

      Key Employee Non-Qualified Stock Option Plan dated May 13, 1985.

      Key Employee Incentive Stock Option Plan amended on January 28,
      1987.

      Key Employee Stock Bonus Plan as restated January 27, 1988.

      Key Employee Incentive Stock Option Plan dated June 11, 1993.

     The award of stock incentives to individual recipients considers the contribution of the individual to longer-term results, his/her impact upon divisional or corporate objectives, and level of position within the organization.

     The potential realization from these awards is directly related to the continuing success of the Company as measured by increasing share values.

Compensation of the Cheif Executive Officer

     The compensation of the Chief Executive Officer, Mr. Bernard M. Gordon, is determined by the Committee following evaluation of his individual performance and the overall Company performance with considerable respect to financial results. The key performance measure for this position is the ability to provide the leadership and vision necessary to assure continuing success. Other measures of quantitative and qualitative performance are similar to those used for all executives, as is the method of evaluating competitive compensation practice.

     Mr. Gordon's Annual salary was increased in 1994 to reflect a base salary rate appropriate to his responsibilities and competitive with prevailing industry practice. The amount of Mr. Gordon's incentive award was based on annual financial results. Due to his position as founder of the Company, Mr. Gordon personally identifies with the future of the organization and has declined to participate in stock incentive arrangements. Overall, his compensation is conservative, particularly in light of his leadership position in the electronics industry.
                                   COMPENSATION COMMITTEE
                                   Bruce W. Steinhauer
                                   Edward F. Voboril
                                   Gerald L. Wilson

STOCK PRICE PERFORMANCE GRAPH

        The graph below compares the cumulative total shareholder return on the Company's Common Shares with the cumulative total return on the Center for Research in Security Prices of the University of Chicago ("CRSP") Total Return Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Total Return Index for all NASDAQ stocks within the Company's primary SIC Code. The graph assumes $100 invested on July 31, 1989, in the Company's Common Shares and $100 invested at that time in each of the NASDAQ indexes. The comparison assumes that all dividends are reinvested.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                  FILED UNDER FORM SE

             PROPOSAL 2
        APPROVAL OF AUDITORS

     It is proposed that the stockholders ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company to audit its financial statements for the fiscal year ending July 31, 1995. The Board of Directors recommends an affirmative vote for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's auditors. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required to approve Proposal 2.


       PROPOSALS OF STOCKHOLDERS

     A stockholder of the Company who intends to present a proposal for action at the next Annual Meeting of Stockholders of the Company may seek to have his proposal included in the Company's proxy material for the Meeting by notifying the Company of such intention and furnishing the text of the proposal to the Company. Such notice must also include the stockholder's address and statement of the number of shares of Common Stock of the Company held of record or beneficially by such stockholder and of the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. To have a proposal considered for inclusion in the proxy material for the 1996 Annual Meeting of Stockholders, a stockholder must give the aforesaid notice and submit his proposal no later than August 15, 1995. The notice and text should be sent to the attention of John A. Tarello, Senior Vice President and Treasurer, Analogic Corporation, 8 Centennial Drive, Peabody, MA 01960


           OTHER MATTERS

     The Company knows of no business which will be presented for consideration at the Meeting other than that set forth in this Proxy Statement. However, if any such other business shall come before the Meeting, the persons named in the Proxies or their substitutes shall vote the Proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone, correspondence or in person, to obtain Proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their out-of-pocket expenses in so doing.

     THE COMPANY WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A request for the Form 10-K should be addressed to John A. Tarello, Senior Vice President and Treasurer, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

                                  For the Board of Directors

                                            December 1, 1994

                                             Julian Soshnick
                                                    Clerk

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         ANALOGIC CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 20, 1995

The undersigned, having received the notice of the meeting and proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Bernard M. Gordon, John A. Tarello, and Julian Soshnick, or any one of them attorney or attorneys of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of Analogic Corporation (the "Company") to be held at the Company's headquarters located at Eight Centennial Drive, Peabody, Massachusetts on January 20, 1995, at 11:00 a.m. and at any adjourned sessions thereof, and there to vote and act with respect to all shares of the Company which the undersigned shall be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. This proxy will be voted as directed by the undersigned and if no direction is indicated, it will be voted FOR the nominees as directors and FOR Proposal 2.

                   Election of all Directors: Nominees

            Bernard M. Gordon, John A. Tarello, Gerald L. Wilson

Instructions: If you wish to vote in accordance with the Board of Directors' recommendations, just sign. You need not mark any boxes.

- - ------------------------------------------------------------------
This Proxy, when executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.  To fix the number of Directors
    for the ensuing year at eight
    and the election of Directors. / / FOR  / / WITHHELD

2.  To consider and act upon the
    matter of ratifying the
    selection by the Board of
    Directors of Coopers &
    Lybrand L.L.P. as auditors
    of the Company for the
    current fiscal year.         / / FOR  / / WITHHELD   / / ABSTAIN

3. To act upon any and all matters incidental to any of the forgoing and transact such other business as may legally come before the Meeting or any adjourned session or sessions thereof.

   Mark here for address change.    / /

                                       Signature(s)

                               ________________________
                               ________________________
                               Date ____________________
                               Please sign exactly as name
                               appears hereon.  Joint owners
                               should each sign.  When signing
                               as attorney, executor, admini-
                               strator, trustee or guardian,
                               please give full title as such.

ANALOGIC CORPORATION
8 CENTENNIAL DRIVE
PEABODY, MA  01960

                                                  December 1, 1994

SEC Operations Center
Attn: Filer Support
Mail Stop 0-7
6432 General Green Way
Alexandria, VA  22312

RE:     Analogic Corporation
        Definitive Proxy Statement
        Commission file no. 0-6715

Dear Sirs:

        Pursuant to regulations of the Securities and Exchange
Commission, submitted herewith for filing on behalf of Analogic
Corporation ("the Company") is the Company's definitive notice of annual meeting, proxy statement and form of proxy.

        This filing is being effected by direct transmission to the Commission's EDGAR system. On November 30, 1994, in anticipation of this filing, the Company caused the relevant filing fee payable to the Commission in the amount of $125.00 to be wire-transferred to the Commission's account No. 910-8739 at the Mellon Bank in Pittsburgh. The bankers were instructed to note that the Company's Central Index key (CIK) is 006284, that its SEC filing fees account number is RFB - 0000006284 and that the payment is intended as the filing fee for the Company's Definitive Proxy Statement. The wire was sent at approximately 9:45 A.M. Eastern Standard Time and was assigned reference number 599.

Very truly yours,

ANALOGIC CORPORATION



Michael N. Siraco
Vice President and Controller